Exhibit J.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated November 30, 2009, relating to the financial statements and financial highlights which appears in the September 30, 2009 Annual Report to Shareholders of Colorado BondShares-A Tax-Exempt Fund, which is also incorporated by reference into this Registration Statement. We also consent to the references to us under the headings “Financial Highlights” and “Custodian and Independent Registered Public Accounting Firm” in such Registration Statement.
/s/ PricewaterhouseCoopers LLP
Denver, Colorado
December 30, 2009